EXHIBIT 99.2



[ICG Communications logo]     For more information contact:

                                Susan Koehler
                                Director Communications
                                303.414.5634
                                Susan_Koehler@icgcomm.com

         For Immediate Release...


         July 25, 2002

                  ICG RECEIVES $25 MILLION IN EXIT FINANCING
                        MODIFIES PLAN OF REORGANIZATION


         Englewood, Colo. - ICG Communications Inc., a facilities-based nationwide communications provider announced today it has closed in escrow a $25 million secured subordinated note arranged by Cerberus Capital Mgt. LLP as part of the company's re-capitalization package.

         ICG will file a modified disclosure statement and Plan of Reorganization with the U.S. Bankruptcy Court within the week. The company has received initial approval of the Plan from the creditors' committee and expects a favorable vote. ICG anticipates emerging from Chapter 11 protection within approximately 75 to 90 days. The release of the funds is subject to Court and creditor approval of the plan.

         "We are highly confident the creditors will support this plan and once confirmed, ICG will be free to emerge," said Randall E. Curran, chief executive officer, ICG. "Thanks to our employees, the company continues to perform and deepen its customer relationships by delivering a superior experience for all of our products."

         ICG reported approximately $40 million in EBITDA on $500 million in revenue for the year ending December 31, 2001. For the first quarter 2002, ICG reported approximately $112 million in revenue and $17 million in EBITDA. The company anticipates emerging with approximately $70 million in cash and $207 million in funded debt.

         ICG Communications, Inc. is a facilities-based communications company with a nationwide data and voice network. The company operates in more than 25 major metropolitan areas from Cleveland to Dallas, Los Angeles to Washington, D.C. ICG's signature products are broadband, dial-up internet access, Dedicated Internet Access (DIA) and voice and Internet Protocol (IP) solutions and fiber optic transport services. ICG serves approximately 6,000 customers including Internet service providers (ISPs), interexchange carriers and corporate customers with medium to large businesses. For more information about ICG Communications, visit the company's web site at http://www.icgcom.com.

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